EXHIBIT 10.13

SEPARATION AGREEMENT

AND

FULL AND COMPLETE RELEASE

This Separation Agreement and Full and Complete Release ("Agreement") is entered into between H. Douglas Johns ("Executive") and Internet Security Systems, Inc., a Delaware corporation (together with its subsidiary companies, the "Company").

Whereas, the Company and Executive desire to agree upon the separation of Executive from the Company effective January 2, 2007 ("Separation Date"); and

Whereas, the Company and Executive have previously entered into an Indemnity Agreement dated 14 July 2003, a Retention Agreement dated 9 July 2003, and an Agreement on Confidentiality, Work Product and Non-Solicitation dated 1 September 2002 (the "Preexisting Agreements").

Whereas, the Executive has consulted with an attorney and has relied upon the advice of his attorney in signing this Agreement.

Now, therefore, in consideration for payments and benefits provided by the Company as set forth in this Agreement, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

  Fixed Term Employment.
    Executive's employment with the Company shall terminate on the Separation Date. Following December 31, 2005, Executive will begin part-time employment which will continue through the Separation Date. Compensation and benefits will cease upon close of business on the Separation Date. Executive will execute a release in substantially the same form as contained in this Agreement on the Separation Date (excluding the Indemnity Agreement and the Confidentiality, Ownership and Non-Competition Agreement).
    During part-time employment, Executive's compensation will be at the rate of $18,150 per month. Medical benefits will also continue during this period. Other employee benefits will apply only as provided in the Company's benefits plans for part-time employees. After the Separation Date, Executive will not be entitled to any further compensation or benefits or severance payments. For the avoidance of doubt, Executive will be eligible for his full 2005 annual and quarterly bonuses as indicated in his current compensation plan for 2005, subject to attainment of applicable performance targets. During part-time employment through the Separation Date, only salary as stated above will be payable, i.e. no incentive compensation or bonuses are applicable. During part-time employment through the Separation Date no minimum number of hours is intended and availability will be as agreed between the parties.
    Executive will report to the Chief Executive Officer and perform such responsibilities as the Chief Executive Officer may reasonably assign, consistent with current responsibilities. If Executive elects to leave the Company voluntarily and begins a full-time senior officer position at another company prior to the Separation Date, then part-time employment will terminate, compensation and benefits will cease, and equity incentives such as stock options and restricted stock will cease vesting. This Agreement is for the personal services of Executive. Executive shall receive all payments and other benefits to which Executive is entitled under this Agreement through the Separation Date, unless Executive's employment terminates prior to the Separation Date for Cause, due to death or disability, or as otherwise provided in this Agreement, in which event compensation and benefits will cease upon employment termination. "Cause" means the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or any affiliated company, or any other intentional violation of the Company's Code of Conduct by Executive adversely affecting the business or affairs of the Company or any parent or subsidiary corporation in a material manner.
    Equity incentives, such as stock options and restricted stock, will continue to vest according to the Company's incentive stock plans through the Separation Date. Under the Company's incentive stock plans, Executive will have 90 days after the Separation Date to exercise vested stock options.
    Provided Executive's part-time employment status continues to January 2, 2007 and for Executive's covenant not to compete with the Company, as provided in this paragraph, the Company agrees that the remaining 12,500 shares of restricted stock granted to Executive on January 27, 2004 will fully vest on January 2, 2007 instead of January 27, 2007. Executive covenants and agrees that from the date of this Agreement until one year following the Separation Date, Executive will not (whether on his own behalf or on behalf of any person or entity other than the Company) hire or solicit for hire any employee of the Company, or engage in or become involved in a business that directly competes with the Company in any line of business in which it is engaged as of the date of this Agreement. A list of currently competing entities has been furnished by the Company to Executive contemporaneously with the execution and delivery of this Agreement. The parties acknowledge that other businesses may have incidental activities that may compete with a business line of the Company and this covenant is not intended to prohibit employment with a business (not identified on the list) who's primary business is not competitive with the business of the Company, provided that Executive is not actively involved or directly responsible for the incidental activity that competes. This covenant does not prohibit investment (whether directly or through public or private investment funds) in securities of any entity that may compete with the Company, provided such investment does not exceed 5% of the equity securities of such entity and provided Executive is not involved in the management or operations of such competing entity. Executive acknowledges that the Company's business is global and that he has been involved with its business globally, so this restriction will apply throughout the world. Executive acknowledges that these restrictions are reasonably necessary to protect the Company's legitimate business interests, are not overbroad, overlong, or unfair (including in duration and scope), and are not the result of overreaching, duress, or coercion of any kind. Executive confirms that his observance of the covenants will not cause him any undue financial hardship, and that the enforcement of the covenants will not impair his ability to gain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to receive sufficient income to support him and his family and to satisfy his debt obligations. Executive acknowledges that any violation of these covenants would cause the Company irreparable injury or loss. Executive agrees that, for any breach or threatened breach of the covenants of this provision, the Company will be entitled to immediate injunctive relief and that a restraining order and/or an injunction may issue against Executive to prevent or restrain any such breach or threatened breach, and such other rights or remedies at law that the Company may have.
  Full and Complete Release.

Executive, for himself and his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release and forever discharge the Company and its affiliates, joint ventures, joint venture partners, and benefit plans, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, from all debts, claims, actions, causes of action (including without limitation those arising under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sec. 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sec. 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Sec. 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C. Sec. 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Sec. 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. Sec. 1981; the Civil Rights Act of 1991, 42 U.S.C. Sec. 1981a; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. Sec. 791 et seq.; the Family and Medical Leave Act of 1993, 28 U.S.C. Sections 2601 and 2611 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which he ever had, now has, or may have, or which he, his heirs, executors, administrators or assigns hereafter can, shall, or may have, from the beginning of time through the date on which he signs this Agreement, including without limitation those arising out of or related to his employment or separation from employment with the Company (collectively the "Released Claims"), provided nothing herein releases the Company from its obligations under this Agreement or the Preexisting Agreements, or releases any vested and accrued benefits to which Executive is entitled, or any rights which by law cannot be released.

Executive fully understands and agrees that:

    no rights or claims are released or waived that may arise after the date Executive signs this Agreement;
    Executive is advised to consult with an attorney before signing this Agreement;
    Executive has 21 days from receipt of this Agreement within which to consider whether to sign it;
    Executive has seven days following his execution of this Agreement to revoke the Agreement; and
    this Agreement shall be effective on the date executed by Executive, but Executive shall not have the right to enforce this Agreement until the revocation period of seven days has expired without any such revocation.

Executive acknowledges that some of the payments and benefits given to Executive under this Agreement are in addition to those to which he is otherwise entitled to as a matter of Company policy.

  Future Cooperation.

  Executive covenants and agrees that he shall reasonably cooperate with the Company, so long as such cooperation does not unreasonably interfere with Executive's then current employment or business activities, in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which he, by virtue of his employment with the Company, has relevant knowledge or information, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding his knowledge, (ii) acting as the Company's representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said matter. The Company shall reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and attorneys' fees. If such cooperation occurs after the Separation Date and results in devotion of Executive's time exceeding three business days, the Company will compensate Executive for his time at an hourly rate based upon his current base salary.

  Indemnification.

  Nothing in this Agreement shall affect any rights Executive may have to indemnification or advancement of expenses under Article XI of the Company's by-laws in effect as of the date of this Agreement, any written agreement between the Company and Executive, including the Indemnity Agreement, or under applicable law.

  Nondisparagement.

  Executive will not disparage the Company, its customers or suppliers or the Company's directors, officers, or employees. "Disparagement" means a negative oral or written statement that can be accurately demonstrated in fact to be attributable to Executive. Notwithstanding the foregoing, no statement made in the context of any legal or regulatory proceeding shall be deemed to violate the foregoing provision.

  Complete Agreement.

  This Agreement is the complete understanding between Executive and the Company in respect of the subject matter of this Agreement and, with the exception of the Preexisting Agreements, supersedes all prior agreements relating to the same subject matter. The Preexisting Agreements shall remain in full force and effect according to their terms, except that the Retention Agreement shall terminate and have no further force or effect from the date of this Agreement. In signing this Agreement, Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein.

  Severability.

  In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

  Governing Law.

  This Agreement is to be governed and enforced under the laws of the State of Georgia (without regard to Georgia's conflicts of law rules that might call for the application of the law of another jurisdiction).

  Successors and Assigns.

  This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns.

  Amendment/Waiver.

  No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

  Acknowledgment.

Executive has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Executive knowingly and voluntarily signs this Agreement.

Executive
/s/ H. Douglas Johns H. Douglas Johns
Date:	December 21, 2005
Internet Security Systems, Inc.
/s/ Thomas E. Noonan Thomas E. Noonan President, Chief Executive Officer and Chairman
Date:	December 21, 2005